EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2025 Financial Results

MIAMI, March 02, 2026 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided guidance for the first quarter and full year 2026.

Highlights

  Grew total revenue 3.7% to $9.8 billion in 2025. GAAP net income was $423.2 million, with EPS of $0.92.
  Delivered Adjusted EBITDA1 of $2.73 billion in 2025, exceeding guidance, and representing an increase of 11% compared to 2024. Adjusted Net Income grew 15% to $1.045 billion. Adjusted EPS grew 19% to $2.11.
  Company sets full year 2026 guidance with Adjusted EPS expected to be $2.38.
  Company completed first phase of enhancements to Great Stirrup Cay, the Company’s private island in the Bahamas, including a new pier, the Great Life Lagoon expansive pool area and Splash Harbor kid’s area.
  Company announced order for three new cruise ships, one for each of the Company’s brands, to be delivered in 2036 and 2037.
  John W. Chidsey, proven consumer brand executive leading companies through transformation and an NCLH Board director, appointed as President and Chief Executive Officer in February.

“The team delivered solid fourth quarter and full year 2025 results reflecting the strength of our award-winning brands, loyal guests and dedication of our team and crew members,” said John W. Chidsey, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “As I step into this new role my initial assessment is that our strategy is sound, but execution and cross-functional alignment have fallen short. Our priority is to act urgently to address these gaps by improving coordination, reinforcing accountability, and strengthening financial discipline across the organization. The good news is that we have strong assets and have recently enhanced our leadership team with the right combination of new and tenured talent. Now, with a clear focus and necessary rigor, I am confident in our ability to create sustainable long-term value.”

Full Year 2025 Highlights

  Generated total revenue of $9.8 billion, a 3.7% increase compared to 2024, primarily driven by higher Capacity Days. GAAP net income was $423.2 million compared to $910.3 million in the prior year, with EPS of $0.92.
  Gross margin per Capacity Day increased 6.3% versus 2024 on an as reported basis and increased 7.1% on a Constant Currency basis. Net Yield increased approximately 2.3% on an as reported basis and 2.4% on a Constant Currency basis, in-line with guidance of 2.4-2.5%.
  Gross Cruise Costs per Capacity Day was approximately $294, compared to $304 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $162 on an as reported basis and $161 on a Constant Currency basis, and was up 1.0% on an as reported basis and was up 0.7% on a Constant Currency basis compared to $160 in 2024.
  Adjusted EBITDA increased 11% to $2.73 billion, compared to $2.45 billion in 2024, exceeding guidance of $2.72 billion. Adjusted EPS increased 19% to $2.11, exceeding guidance of $2.10
  Total Debt was $14.6 billion. Net Debt was $14.4 billion. Net Leverage was 5.3x at December 31, 2025.

Fourth Quarter 2025 Highlights

  Generated total revenue of $2.2 billion, a 6% increase compared to the fourth quarter of 2024, primarily driven by higher Capacity Days. GAAP net income was $14.3 million compared to $254.5 million in the prior year, with EPS of $0.03.
  Gross margin per Capacity Day increased 7.6% versus 2024 on an as reported basis and increased 8.1% on a Constant Currency basis. Net Yield increased approximately 4.0% on an as reported basis and 3.8% on a Constant Currency basis, in-line with guidance of 3.5-4.0%.
  Gross Cruise Costs per Capacity Day was approximately $272, compared to $286 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $159 on an as reported basis and $158 on a Constant Currency basis, and was up 0.9% on an as reported basis and 0.2% on a Constant Currency basis compared to $158 in 2024.
  Adjusted EBITDA increased 20% to $564 million, compared to $468 million in 2024, exceeding guidance of $555 million. Adjusted EPS increased 46% to $0.28, exceeding guidance of $0.27.

2026 Full Year Outlook

The Company’s leadership team is committed to disciplined execution, strengthening financial performance, and reducing Net Leverage. NCLH provided updated 2026 financial targets and outlook to replace the previously communicated long-term financial targets:

  2026 full year Net Yield on a Constant Currency basis is expected to be approximately flat versus 2025 while the Company works to improve execution of its commercial strategy.
  2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow approximately 0.9% on a Constant Currency basis versus 2025, marking the third consecutive year of sub-inflationary unit cost performance.
  2026 full year Adjusted EBITDA is expected to be approximately $2.95 billion.
  Adjusted Operational EBITDA Margin for the full year 2026 is expected to be approximately 37%.
  Full year Adjusted Net Income is expected to be approximately $1.12 billion. Adjusted EPS is expected to be $2.38.
  Net Leverage is expected to end the year at ~5.2x.

Q1 2026 Outlook

  Q1 2026 Net Yield on a Constant Currency basis is expected to decline approximately 1.6% versus 2025 primarily due to the challenges of absorbing the Company’s 40% year-over-year increase in capacity in the Caribbean as a result of a misalignment with the Company’s commercial strategy at the Norwegian brand and the timing of the opening of the full slate of amenities at Great Stirrup Cay.
  Q1 2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to decline approximately 0.8% on a Constant Currency basis versus 2025.
  Q1 2026 Adjusted EBITDA is expected to be approximately $515 million and Adjusted Operational EBITDA Margin for the quarter is expected to be approximately 29%.

Booking Environment Update

The Company enters 2026 against a pressured backdrop as it is slightly below the optimal booking range following certain execution missteps in aligning our commercial strategy with our deployment. First-quarter performance reflects the absorption of a material increase in capacity in the Caribbean, while longer-term demand trends remain constructive. The Company’s deployment shift is resulting in higher load factors, with fourth quarter Occupancy reaching 101.8%, representing a 100 basis point improvement versus 2024; and 2026 Occupancy is expected to reach 105.7% compared to 103.5% in 2025. Demand has been particularly strong across the Company’s luxury brands which benefit from longer booking curves. Of note, Oceania Cruises generated record bookings following its opening for sale for its newest ship, Oceania Sonata, debuting in August 2027; and Regent Seven Seas Cruises recorded the strongest booking month in its history during January.

Liquidity and Financial Position

The Company is committed to optimizing its balance sheet and reducing Net Leverage. As of December 31, 2025, the Company had total debt of $14.6 billion and Net Debt of $14.4 billion. Net Leverage ended the year at 5.3x.

At year-end, liquidity was $1.6 billion including approximately $210 million of cash and cash equivalents and $1.4 billion of availability under our Revolving Loan Facility.

“The addition of Norwegian Aqua and Oceania Allura to our fleet, coupled with solid demand across our portfolio and continued disciplined cost execution resulted in strong earnings growth in 2025, with Adjusted EBITDA increasing 11% and Adjusted EPS increasing 19% over prior year," said Mark A. Kempa, Executive Vice President and Chief Financial Officer of Norwegian Cruise Line Holdings Ltd. “Our priorities in 2026 are centered around improving financial performance, overall execution and reducing Net Leverage.”

Outlook and Guidance

In addition to announcing the results for the fourth quarter and full year 2025, the Company also provided guidance for the first quarter and full year 2026, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2026 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2026 Guidance
	First Quarter 2026		Full Year 2026
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~(1.0%)	~(1.6%)	~0.4%	~0.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~0.0%	~(0.8%)	~1.4%	~0.9%
Capacity Days	~6.39 million		~26.25 million
Occupancy	~104.2%		~105.7%
Adjusted EBITDA	~$515 million		~$2.95 billion
Adjusted Net Income	~$77 million		~$1,116 million
Adjusted EPS[1]	~$0.16		~$2.38
Diluted Weighted-Average Shares Outstanding[2]	~468 million		~468 million
Depreciation and Amortization	~$260 million		~$1,085 million
Interest Expense, net[3]	~$170 million		~$708 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$18 million ~$0.04		~$79 million ~$0.17
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$11 million ~$0.02		~$43 million ~$0.09
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[4]	~$1.2 million ~$0.00		~$6.9 million ~$0.01

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(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 468 million for the first quarter of 2026 and 468 million for full year 2026.
(2)	First quarter 2026 guidance assumes the Company’s 2027 2.5% Exchangeable Notes are anti-dilutive and therefore are not included in diluted weighted-average shares outstanding, and full year 2026 guidance assumes the Company’s 2027 Exchangeable Notes are dilutive and therefore are included in diluted weighted-average shares outstanding. As of December 31, 2025, the price of NCLH’s ordinary shares did not exceed the conversion price related to the Company’s 2030 Exchangeable Notes, and therefore, there was no impact to diluted weighted-average shares outstanding considered for the first quarter and full year 2026 guidance.
(3)	Interest expense excluding debt extinguishment and modification costs. Based on the Company’s December 31, 2025 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $15 million excluding the effects of the capitalization of interest.
(4)	Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on our revenues and operating costs.

The following reflects the foreign currency exchange rates as of January 30, 2026 that the Company used in its first quarter and full year 2026 guidance.

Current Guidance
Euro	$1.19
British pound	$1.37
Australian Dollar	$0.70
Canadian Dollar	$0.73

Fuel

The Company reported fuel expense of $168 million in the quarter. Fuel price per metric ton, net of hedges, increased to $662 from $641 in 2024. Fuel consumption of 253,000 metric tons was below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities:

	First Quarter 2026	Full Year 2026
Fuel consumption in metric tons[1]	264,000	1,020,000
Fuel price per metric ton, net of hedges[2]	$650	$670
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.07

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(1)	Total fuel consumption for the full year 2026 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on spot rates as of mid-February.

As of January 16, 2026, the Company had hedged approximately 51% and 27% of its total projected metric tons of fuel consumption for 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and prices per metric ton:

	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$513	$489
Total % of Consumption Hedged	51%	27%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	Fourth Quarter 2025 (millions)	Full Year 2025 (billions)	First Quarter 2026 (billions)	Full Year 2026 (billions)	Full Year 2027 (billions)	Full Year 2028 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$279	$2.6	~$1.3	~$2.8	~$2.7	~$1.7
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	$50	$1.6	~$0.9	~$1.6	~$2.0	~$1.4
Newbuild-and-Growth Capital Expenditures, Net of Financing	$230	$1.0	~$0.4	~$1.2	~$0.7	~$0.4

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  Includes all newbuild related capital expenditures including shipyard progress payments.

Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, and technology and digital:

	Fourth Quarter 2025 (millions)	Full Year 2025 (millions)	First Quarter 2026 (millions)	Full Year 2026 (millions)
Other Capital Expenditures	$161	$602	~$120	~$540

Fleet and Brand Updates

  Norwegian Cruise Line Holdings Ltd. unveiled several new enhancements to Great Stirrup Cay, its private island in the Bahamas, including an expansive pool area, offering plenty of space for families. Additionally, guests also have access to Splash Harbor splash pad for young kids, as well as the new Vibe Shore Club, offering an adults-only retreat. Norwegian Cruise Line remains on track to debut the Great Tides Waterpark this summer. Learn more here.
  Oceania Cruises announced record-breaking booking levels on the opening day of reservations for its newest ship, Oceania Sonata. This level of bookings surpassed the previous record launch-day bookings of Oceania Allura by 45%. The ship will continue to build on the brand’s luxury and exclusive offerings, with accommodations for just 1,390 guests. Oceania Sonata is set to embark on its initial voyage in August 2027. Learn more here.
  Norwegian Aura, the longest and largest vessel in Norwegian Cruise Line’s fleet, is now available for bookings setting sail in May 2027. At double Occupancy, the ship will accommodate 3,879 guests, and is carefully designed for family-focused experiences, with a waterpark and other guests experiences for the whole family. Learn more here.
  Seven Seas Prestige has floated out from Dry-dock for the first time and is now entering its final stages of construction. This ship is poised to debut in December 2026 and will provide travelers with an ultra-luxury cruising experience. In fact, the ship will offer one of the highest space-to-guest and crew-to-guest ratios in the cruise industry, alongside ultra luxury accommodations. Learn more here.

Conference Call

The Company has scheduled a conference call for Monday, March 2, 2026 at 8:00 a.m. Eastern Time to discuss fourth quarter and full year 2025 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 34 ships and more than 71,000 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 17 additional ships across its three brands through 2037, which will add over 46,600 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

2027 Exchangeable Notes. On November 19, 2021, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $1,150.0 million aggregate principal amount of 1.125% exchangeable senior notes due 2027. On February 15, 2022, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $473.2 million aggregate principal amount of 2.5% exchangeable senior notes due 2027.

2030 Exchangeable Notes. On September 11, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $1,407.0 million aggregate principal amount of 0.750% exchangeable senior notes due 2030.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation expenses.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost Excluding Fuel adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt, including the short-term portion thereof, and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding announced ships with long-term bareboat charters once their charters begin.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. Approximately $2.5 billion senior secured revolving credit facility.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income, Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. For example, for the year ended December 31, 2025, we had a loss of $95.1 million related to the write-off of certain information technology assets. We included this as an adjustment in the reconciliation of Adjusted Net Income since the loss is not representative of our day-to-day operations, and this adjustment did not occur and is not included in the comparative period presented within this release. In 2025, we drew down on euro-denominated debt for two newbuilds, that is primarily unhedged, and we expect to take delivery of ships that have euro-denominated debt in the future. Due to the significant increase in our euro-denominated debt in 2025 and the fact that a substantial portion of our debt is in dollars, we have included the related net foreign currency remeasurement losses as a supplemental adjustment in our calculation of Adjusted Net Income and Adjusted EPS. To ensure comparability, we have retrospectively applied this adjustment to the corresponding periods in 2024, using a consistent methodology. The quantitative impact of these adjustments is presented in the accompanying reconciliation tables here and in the fourth quarter 2025 earnings presentation. Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options, and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income basis, and therefore, the number of diluted weighted-average shares outstanding for GAAP and non-GAAP may be different.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and deliveries, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program, decarbonization efforts and alternative fuel sources and related regulation may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild-related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; shareholder activism and/or proxy contests, the unavailability of ports of call and the impacts of port and destination fees and expenses; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, geopolitical conflict, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets, businesses and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue
Passenger ticket	$1,510,039	$1,408,734	$6,687,667	$6,415,545
Onboard and other	734,361	700,632	3,139,925	3,064,106
Total revenue	2,244,400	2,109,366	9,827,592	9,479,651
Cruise operating expense
Commissions, transportation and other	376,845	415,580	1,782,004	1,917,443
Onboard and other	140,180	146,057	688,724	661,553
Payroll and related	367,023	332,429	1,403,056	1,344,718
Fuel	167,583	160,418	675,887	698,050
Food	76,683	73,142	315,460	312,992
Other	195,205	179,953	774,032	753,940
Total cruise operating expense	1,323,519	1,307,579	5,639,163	5,688,696
Other operating expense
Marketing, general and administrative	381,374	360,566	1,548,806	1,434,807
Depreciation and amortization	352,866	226,480	1,078,755	890,242
Total other operating expense	734,240	587,046	2,627,561	2,325,049
Operating income	186,641	214,741	1,560,868	1,465,906
Non-operating income (expense)
Interest expense, net	(170,036)	(175,358)	(953,506)	(747,223)
Other income (expense), net	(10,714)	68,337	(178,641)	54,224
Total non-operating income (expense)	(180,750)	(107,021)	(1,132,147)	(692,999)
Net income before income taxes	5,891	107,720	428,721	772,907
Income tax benefit (expense)	8,363	146,816	(5,475)	137,350
Net income	$14,254	$254,536	$423,246	$910,257
Weighted-average shares outstanding
Basic	455,256,819	439,709,089	448,542,442	435,278,605
Diluted	459,518,039	518,111,963	477,742,311	515,030,548
Earnings per share
Basic	$0.03	$0.58	$0.94	$2.09
Diluted	$0.03	$0.52	$0.92	$1.89

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$14,254	$254,536	$423,246	$910,257
Other comprehensive income (loss):
Shipboard Retirement Plan	(1,014)	6,835	(966)	7,118
Cash flow hedges:
Net unrealized gain (loss)	(29,712)	(2,974)	23,232	(10,642)
Amount realized and reclassified into earnings	9,484	8,776	33,408	4,923
Total other comprehensive income (loss)	(21,242)	12,637	55,674	1,399
Total comprehensive income	$(6,988)	$267,173	$478,920	$911,656

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$209,893	$190,765
Accounts receivable, net	291,659	221,412
Inventories	138,181	149,718
Prepaid expenses and other assets	498,808	448,209
Total current assets	1,138,541	1,010,104
Property and equipment, net	19,068,807	16,810,650
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,697,764	1,512,768
Total assets	$22,541,401	$19,969,811
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$875,899	$1,323,769
Accounts payable	169,655	171,106
Accrued expenses and other liabilities	1,206,430	1,180,026
Advance ticket sales	3,200,593	3,105,964
Total current liabilities	5,452,577	5,780,865
Long-term debt	13,730,277	11,776,721
Other long-term liabilities	1,148,659	986,786
Total liabilities	20,331,513	18,544,372
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 455,257,489 shares issued and outstanding at December 31, 2025 and 439,861,281 shares issued and outstanding at December 31, 2024	455	440
Additional paid-in capital	8,227,432	7,921,918
Accumulated other comprehensive income (loss)	(451,365)	(507,039)
Accumulated deficit	(5,566,634)	(5,989,880)
Total shareholders’ equity	2,209,888	1,425,439
Total liabilities and shareholders’ equity	$22,541,401	$19,969,811

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities
Net income	$423,246	$910,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,162,108	973,512
Deferred income taxes, net	2,314	(155,114)
(Gain) loss on derivatives	389	(979)
Loss on extinguishment of debt	272,085	29,175
Provision for bad debts and inventory obsolescence	3,339	6,359
Gain on involuntary conversion of assets	(2,027)	(4,771)
Share-based compensation expense	88,393	91,781
Net foreign currency adjustments on euro-denominated debt	135,400	(25,837)
Changes in operating assets and liabilities:
Accounts receivable, net	(73,765)	49,304
Inventories	11,024	6,950
Prepaid expenses and other assets	17,796	88,366
Accounts payable	(1,524)	(20,208)
Accrued expenses and other liabilities	(15,334)	65,348
Advance ticket sales	66,302	35,680
Net cash provided by operating activities	2,089,746	2,049,823
Cash flows from investing activities
Additions to property and equipment, net	(3,259,606)	(1,210,952)
Cash paid on settlement of derivatives	(1,884)	(1,789)
Acquisition, net of cash acquired	—	(27,322)
Other	(3,201)	10,675
Net cash used in investing activities	(3,264,691)	(1,229,388)
Cash flows from financing activities
Repayments of long-term debt	(8,172,855)	(2,169,045)
Proceeds from long-term debt	9,737,789	1,298,599
Common share issuance proceeds, net	144,956	—
Net share settlement of restricted share units	(23,826)	(25,333)
Early redemption premium	(238,126)	(19,166)
Deferred financing fees	(253,865)	(117,140)
Net cash provided by (used in) financing activities	1,194,073	(1,032,085)
Net increase (decrease) in cash and cash equivalents	19,128	(211,650)
Cash and cash equivalents at beginning of the period	190,765	402,415
Cash and cash equivalents at end of the period	$209,893	$190,765

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Passengers carried	786,827	665,788	2,997,829	2,926,794
Passenger Cruise Days	6,374,066	5,881,777	25,278,352	24,593,331
Capacity Days	6,263,064	5,834,290	24,433,624	23,445,397
Occupancy Percentage	101.8%	100.8%	103.5%	104.9%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total revenue	$2,244,400	$2,239,512	$2,109,366	$9,827,592	$9,837,584	$9,479,651
Less:
Total cruise operating expense	1,323,519	1,315,462	1,307,579	5,639,163	5,626,418	5,688,696
Ship depreciation	234,942	234,942	208,054	902,012	902,012	825,493
Gross margin	685,939	689,108	593,733	3,286,417	3,309,154	2,965,462
Ship depreciation	234,942	234,942	208,054	902,012	902,012	825,493
Payroll and related	367,023	366,936	332,429	1,403,056	1,402,817	1,344,718
Fuel	167,583	167,536	160,418	675,887	675,763	698,050
Food	76,683	75,843	73,142	315,460	313,144	312,992
Other	195,205	190,425	179,953	774,032	764,390	753,940
Adjusted Gross Margin	$1,727,375	$1,724,790	$1,547,729	$7,356,864	$7,367,280	$6,900,655

Passenger Cruise Days	6,374,066	6,374,066	5,881,777	25,278,352	25,278,352	24,593,331
Capacity Days	6,263,064	6,263,064	5,834,290	24,433,624	24,433,624	23,445,397

Total revenue per Passenger Cruise Day	$352.11	$351.35	$358.63	$388.78	$389.17	$385.46
Gross margin per Passenger Cruise Day	$107.61	$108.11	$100.94	$130.01	$130.91	$120.58
Net Per Diem	$271.00	$270.59	$263.14	$291.03	$291.45	$280.59

Gross margin per Capacity Day	$109.52	$110.03	$101.77	$134.50	$135.43	$126.48
Net Yield	$275.80	$275.39	$265.28	$301.10	$301.52	$294.33

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total cruise operating expense	$1,323,519	$1,315,462	$1,307,579	$5,639,163	$5,626,418	$5,688,696
Marketing, general and administrative expense	381,374	379,995	360,566	1,548,806	1,546,765	1,434,807
Gross Cruise Cost	1,704,893	1,695,457	1,668,145	7,187,969	7,173,183	7,123,503
Less:
Commissions, transportation and other expense	376,845	374,542	415,580	1,782,004	1,781,580	1,917,443
Onboard and other expense	140,180	140,180	146,057	688,724	688,724	661,553
Net Cruise Cost	1,187,868	1,180,735	1,106,508	4,717,241	4,702,879	4,544,507
Less: Fuel expense	167,583	167,536	160,418	675,887	675,763	698,050
Net Cruise Cost Excluding Fuel	1,020,285	1,013,199	946,090	4,041,354	4,027,116	3,846,457
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	552	552	719	2,210	2,210	2,875
Non-cash share-based compensation (2)	23,795	23,795	26,211	88,393	88,393	91,781
Adjusted Net Cruise Cost Excluding Fuel	$995,938	$988,852	$919,160	$3,950,751	$3,936,513	$3,751,801

Capacity Days	6,263,064	6,263,064	5,834,290	24,433,624	24,433,624	23,445,397

Gross Cruise Cost per Capacity Day	$272.21	$270.71	$285.92	$294.18	$293.58	$303.83
Net Cruise Cost per Capacity Day	$189.66	$188.52	$189.66	$193.06	$192.48	$193.83
Net Cruise Cost Excluding Fuel per Capacity Day	$162.91	$161.77	$162.16	$165.40	$164.82	$164.06
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$159.02	$157.89	$157.54	$161.69	$161.11	$160.02

__________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$14,254	$254,536	$423,246	$910,257
Effect of dilutive securities - exchangeable notes	—	14,985	13,923	63,308
Net income and assumed conversion of exchangeable notes	14,254	269,521	437,169	973,565
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	988	1,233	3,952	4,930
Non-cash share-based compensation (2)	23,795	26,211	88,393	91,781
Extinguishment and modification of debt (3)	—	—	272,463	29,175
Reversal of U.S. deferred tax asset valuation allowance (4)	(6,830)	(161,926)	(6,830)	(161,926)
Information technology write-off (5)	95,101	—	95,101	—
Net foreign currency adjustments on euro-denominated debt (6)	2,140	(32,648)	135,400	(25,837)
Effect of dilutive securities - exchangeable notes (7)	971	(10,310)	19,104	—
Adjusted Net Income	$130,419	$92,081	$1,044,752	$911,688

Diluted weighted-average shares outstanding - Net income	459,518,039	518,111,963	477,742,311	515,030,548
Diluted weighted-average shares outstanding - Adjusted Net Income (7)	465,918,091	480,401,556	495,385,351	515,030,548

Diluted EPS	$0.03	$0.52	$0.92	$1.89
Adjusted EPS	$0.28	$0.19	$2.11	$1.77

__________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3)	Losses on extinguishments and modifications of debt are included in interest expense, net.
(4)	Non-cash income tax benefit related to the reversal of valuation allowances on our U.S. federal and state deferred tax assets. The deferred tax assets primarily represent an accumulation of net operating losses during the COVID-19 pandemic and a portion of the valuation allowances were released related to the deferred tax assets that more likely than not will be realized in the future. We consider these adjustments to be non-recurring as they originated as a result of losses incurred during the pandemic for each jurisdiction. Future income tax expense is not expected to change materially as a result of the reversals.
(5)	Losses related to the write-off of an internal use-software project, which are included in depreciation and amortization expense.
(6)	Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net, which is primarily not hedged.
(7)	The impact of the above non-GAAP adjustments results in an anti-dilutive effect on Adjusted EPS related to our exchangeable notes for which we are adjusting the impact from GAAP net income and dilutive weighted average shares.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$14,254	$254,536	$423,246	$910,257
Interest expense, net	170,036	175,358	953,506	747,223
Income tax (benefit) expense	(8,363)	(146,816)	5,475	(137,350)
Depreciation and amortization expense	352,866	226,480	1,078,755	890,242
EBITDA	528,793	509,558	2,460,982	2,410,372
Other (income) expense, net (1)	10,714	(68,337)	178,641	(54,224)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	552	719	2,210	2,875
Non-cash share-based compensation (3)	23,795	26,211	88,393	91,781
Adjusted EBITDA	$563,854	$468,151	$2,730,226	$2,450,804

__________________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

December 31,
2025
Long-term debt	$13,730,277
Current portion of long-term debt	875,899
Total Debt	14,606,176
Less: Cash and cash equivalents	209,893
Net Debt	$14,396,283

Adjusted EBITDA for the twelve months ended	$2,730,226

Net Leverage	5.3x

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA, Net Leverage and other non-GAAP financial measures.